EXHIBIT 23.2



                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
21st Century Holding Company


     We consent to the use of our report dated August 31, 1998 on the consolidated and combined balance sheet of 21st Century Holding Company as of December 31, 1997 and the related consolidated and combined statements of income, shareholders' equity, and cash flows for the years ended December 31, 1997 and 1996 included herein and to the reference to our firm under the heading "Experts", "Summary Consolidated and Combined Financial Data" and "Selected Consolidated and Combined Financial Data" in the prospectus.



KPMG PEAT MARWICK LLP



November 3, 1998